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UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

SCHEDULE 14A

Proxy Statement Pursuant to Section 14(a) of
the Securities Exchange Act of 1934 (Amendment No.           )

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Filed by a Party other than the Registrant ☐
Check the appropriate box:
☐	Preliminary Proxy Statement
☐	Confidential, for Use of the Commission Only (as permitted by Rule 14a-6(e)(2))
☒	Definitive Proxy Statement
☐	Definitive Additional Materials
☐	Soliciting Material Pursuant to §240.14a-12
Textron Inc.
(Name of Registrant as Specified In Its Charter)

(Name of Person(s) Filing Proxy Statement, if other than the Registrant)

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Persons who are to respond to the collection of information contained in this form are not required to respond unless the form displays a currently valid OMB control number.

NOTICE OF ANNUAL MEETING

To the Shareholders of Textron Inc.:

        The 2005 annual meeting of shareholders of Textron Inc. will be held on Wednesday, April 27, 2005, at 11:00 a.m. at The Rhode Island Convention Center, One Sabin Street, Providence, Rhode Island for the following purposes:

          1.     To elect four directors in Class III for a term of three years in accordance with Textron's By-Laws (Item 1 on the proxy card).

          2.     To ratify the appointment of Ernst & Young LLP as Textron's independent auditors for 2005, which is recommended by the Board of Directors (Item 2 on the proxy card).

          3.     To consider and act upon two shareholder proposals set forth at pages 30 through 33 in the accompanying proxy statement, each of which is opposed by the Board of Directors (Items 3 and 4 on the proxy card).

          4.     To transact any other business as may properly come before the meeting.

        You are entitled to vote all shares of common and preferred stock registered in your name at the close of business on March 4, 2005. If you attend the meeting and desire to vote in person, your proxy will not be used. If your shares are held in the name of your broker or bank and you wish to attend the meeting in person, you should request your broker or bank to issue you a proxy covering your shares.

        Whether or not you plan to attend the meeting, we urge you to complete, sign and date the enclosed proxy card and return it in the accompanying postage-paid envelope as soon as possible so that your shares may be represented at the meeting. Shareholders of record also have the option of voting their shares via the Internet or by using a toll-free telephone number. Instructions to vote either via the Internet or by telephone are included on the proxy card.

        A list of shareholders entitled to vote at the 2005 annual meeting will be open to examination by any shareholder, for any purpose germane to the meeting, for ten days prior to the meeting at Textron's principal executive office, 40 Westminster Street, Providence, Rhode Island 02903.

                      Sincerely,

                      Lewis B. Campbell
                       Chairman, President and Chief Executive Officer

Providence, Rhode Island
March 18, 2005

YOUR VOTE IS IMPORTANT
If you are a shareholder of record you can now vote your shares via the Internet or by using a toll-free telephone number by following the instructions on your proxy card. If voting by mail, please complete, date and sign your proxy card and return it as soon as possible in the enclosed postage-paid envelope.

TEXTRON INC.

PROXY STATEMENT

General

        This proxy statement, which is being mailed on or about March 18, 2005, to each person entitled to receive the accompanying notice of annual meeting, is furnished in connection with the solicitation by the Board of Directors of Textron Inc. of proxies to be voted at the annual meeting of shareholders to be held on April 27, 2005, and at any adjournments thereof. Textron's principal executive office is located at 40 Westminster Street, Providence, Rhode Island 02903.

Shareholders Who May Vote

        All shareholders of record at the close of business on March 4, 2005, will be entitled to vote. As of March 4, 2005, Textron had outstanding 135,390,309 shares of Common Stock; 92,953 shares of $2.08 Cumulative Convertible Preferred Stock, Series A; and 49,988 shares of $1.40 Convertible Preferred Dividend Stock, Series B (preferred only as to dividends), each of which is entitled to one vote with respect to each matter to be voted upon at the meeting. Proxies are solicited to give all shareholders who are entitled to vote on the matters that come before the meeting the opportunity to do so whether or not they attend the meeting in person.

Voting

        All shareholders may vote by mail. Shareholders of record can also vote via the Internet or by using the toll-free telephone number listed on the proxy card. Internet and telephone voting information is provided on the proxy card. A control number, located on the lower right portion of the proxy card, is designated to verify a shareholder's identity and allow the shareholder to vote the shares and confirm that the voting instructions have been recorded properly. If you vote via the Internet or by telephone, please do not return a signed proxy card. Shareholders who hold their shares through a bank or broker can vote via the Internet or by telephone if these options are offered by the bank or broker.

        If voting by mail, please complete, sign, date and return your proxy card enclosed with the proxy statement in the accompanying postage-paid envelope. You can specify how you want your shares voted on each proposal by marking the appropriate boxes on the proxy card. If your proxy card is signed and returned without specifying a vote or an abstention on any proposal, it will be voted according to the recommendation of the Board of Directors on that proposal. That recommendation is shown for each proposal on the proxy card.

        If your shares are held in the name of your broker or bank and you wish to vote in person at the meeting, you should request your broker or bank to issue you a proxy covering your shares.

Savings Plan Participants

        If you are a participant in a Textron savings plan with a Textron stock fund as an investment option, the accompanying proxy card shows the number of shares allocated to your account under the plan. When you vote via the Internet or by telephone, or your proxy card is returned properly signed, the plan trustee will vote your proportionate interest in the plan shares in the manner you direct, or if you vote by mail and make no direction, in proportion to directions received from the other plan participants (except for any shares allocated to your Tax Credit Account under the Textron Savings Plan, which will be voted only as you direct). All directions will be held in confidence.

Revoking a Proxy

        Whether you vote by mail, via the Internet or by telephone, you may revoke your proxy at any time before it is voted by submitting a new proxy with a later date, voting via the Internet or by telephone at a later time, delivering a written notice of revocation to Textron's corporate secretary, or voting in person at the meeting.

Required Vote

        A quorum is required to conduct business at the meeting. A quorum requires the presence, in person or by proxy, of the holders of a majority of the votes entitled to be cast at the meeting. Abstentions and broker "non-votes" are counted as present and entitled to vote for purposes of determining a quorum. A broker non-vote occurs when you fail to provide voting instructions to your broker for shares owned by you but held in the name of your broker. Under those circumstances, your broker may be authorized to vote for you on some routine items but is prohibited from voting on other items. Those items for which your broker cannot vote result in broker non-votes.

        The four nominees for director receiving the greatest number of votes at the meeting will be elected. Abstentions and broker non-votes are not counted for this purpose and will have no effect on the outcome of the election.

        Approval of the ratification of the appointment of auditors and the two shareholder proposals requires the affirmative vote of a majority of shares present in person or represented by proxy, and entitled to vote on the matter. For this purpose, if you vote to "abstain" on a proposal, your shares will be treated as present and will have the same effect as if you voted against the proposal. Broker non-votes, however, are not counted for this purpose and have no effect on the outcome of the vote. All shareholders vote as one class.

Costs of Proxy Solicitation

        Textron pays all the cost of this solicitation of proxies. Textron will request that persons who hold shares for others, such as banks and brokers, solicit the owners of those shares and will reimburse them for their reasonable out-of-pocket expenses for those solicitations. In addition to solicitation by mail, Textron employees may solicit proxies by telephone, by electronic means and in person, without additional compensation for these services. Textron has hired D.F. King & Co., Inc., of New York, New York, a proxy solicitation organization, to assist in this solicitation process for a fee of $14,000, plus reasonable out-of-pocket expenses.

Confidential Voting Policy

        Under Textron's policy on confidential voting, individual votes of shareholders are kept confidential from Textron's directors, officers and employees, except for certain specific and limited exceptions. Comments of shareholders written on proxies or ballots are transcribed and provided to Textron's corporate secretary. Votes are counted by employees of Wachovia Bank, N.A., Textron's independent transfer agent and registrar, and certified by Inspectors of Election who are employees of Wachovia.

Attending the Meeting

        If your shares are held in the name of your bank or broker and you plan to attend the meeting, please bring proof of ownership with you to the meeting. A bank or brokerage account statement showing that you owned voting stock of Textron on March 4, 2005, is acceptable proof. If you are a shareholder of record, no proof is required.

ELECTION OF DIRECTORS

        The Board of Directors is composed of three classes of directors, designated Class I, Class II and Class III. One class of directors is elected each year to hold office for a three-year term and until successors of such class are duly elected and qualified. Martin D. Walker is retiring from the Board in April 2005. It is the intention of the persons named in the accompanying proxy card, unless otherwise instructed, to vote to elect H. Jesse Arnelle, Paul E. Gagné, Dain M. Hancock, and Thomas B. Wheeler to Class III. Each nominee presently serves as a director of Textron. Information is furnished below with respect to each nominee for election and each director continuing in office.

NOMINEES FOR DIRECTOR

Class III — Nominees for Terms Expiring in 2008

H. Jesse Arnelle                Director Since 1993
Mr. Arnelle, 71, was a senior partner in the law firm of Arnelle & Hastie, San Francisco, which later became Arnelle, Hastie, McGee, Willis & Greene, with which he had been associated from 1985 through his retirement in 1996. Following his retirement, he became Of Counsel to the North Carolina law firm of Womble, Carlyle, Sandridge & Rice. Mr. Arnelle is a director of FPL Group, Inc., Armstrong World Industries, URS Corporation and Metropolitan Life Series Fund. Mr. Arnelle is the past Chairman of the Board of Trustees of Pennsylvania State University and a director of the National Football Foundation and College Hall of Fame.

Paul E. Gagné                Director Since 1995
Mr. Gagné, 58, was President and Chief Executive Officer of Avenor Inc., a Canadian forest products company. He joined Avenor in 1976, became President and Chief Operating Officer in 1990 and assumed the additional position of Chief Executive Officer in 1991, serving in that capacity until November 1997, when he left the company. In 1998, Mr. Gagné joined Kruger Inc., a major Canadian privately held producer of paper and tissue, as a consultant in corporate strategic planning, serving in that capacity until December 2002. He is a director of CAE Inc., Fraser Papers Inc., Inmet Mining Corporation and Wajax Limited.

Dain M. Hancock                Director Since March 2005
Mr. Hancock, 63, was Executive Vice President of Lockheed Martin Corporation and President of Lockheed Martin's Aeronautics Company, and is now a consultant of Lockheed Martin. Lockheed Martin is principally engaged in the research, design, development, manufacture and integration of advanced technology systems, products and services. He joined Lockheed Martin in 1993 as Vice President when Lockheed acquired General Dynamics Corporation's military aircraft business, with which Mr. Hancock began his industrial career. Mr. Hancock served in various key executive positions before becoming President of Lockheed Martin Tactical Aircraft Systems in 1995 and Executive Vice President of the Corporation and President, Aeronautics Company in 2000, serving in that position until he retired in January 2005.

Thomas B. Wheeler                Director Since 1993
Mr. Wheeler, 68, was the Chairman and Chief Executive Officer of Massachusetts Mutual Life Insurance Company, presently known as MassMutual Financial Group. He was a member of the Massachusetts Mutual field sales force from 1962 to 1983, served as Executive Vice President of Massachusetts Mutual's insurance and financial management line from 1983 to 1986, became President and Chief Operating Officer in 1987, President and Chief Executive Officer in 1988 and Chairman and Chief Executive Officer in 1996. He relinquished the title of Chief Executive Officer in January 1999 and retired as Chairman in January 2000. Mr. Wheeler is a trustee of the Conservancy of S.W. Florida and the Woods Hole Oceanographic Institution and a director of Genworth Financial.

DIRECTORS CONTINUING IN OFFICE
Class I — Terms Expiring in 2006

Lewis B. Campbell                Director Since 1994
Mr. Campbell, 58, is Chairman, President and Chief Executive Officer of Textron. He joined Textron in 1992 as Executive Vice President and Chief Operating Officer, became President and Chief Operating Officer in 1994, assumed the title of Chief Executive Officer and relinquished the title of Chief Operating Officer in July 1998, assumed the title of Chairman and relinquished the title of President in February 1999, and reassumed the title of President in September 2001. Prior to joining Textron he was a Vice President of General Motors Corporation and General Manager of its GMC Truck Division. Mr. Campbell is a director of Bristol-Myers Squibb Co. and Dow Jones & Company, and a member of The Business Council and The Business Roundtable.

Lawrence K. Fish                Director Since 1999
Mr. Fish, 60, is Chairman, President and Chief Executive Officer of Citizens Financial Group, Inc., a multi-state bank holding company, a position he has held since joining the bank in 1992. He is a director of the Royal Bank of Scotland Group and a member of the Board of Trustees of The Brookings Institution. Mr. Fish is an overseer of the Boston Symphony Orchestra and an Incorporator of the Massachusetts Institute of Technology Corporation.

Joe T. Ford                Director Since 1998
Mr. Ford, 67, is Chairman of the Board of ALLTEL Corporation, a telecommunications company. He was named President of ALLTEL upon its formation in 1983 from a merger between Allied Telephone Company and Mid-Continent Telephone Corporation, became Chief Executive Officer in 1987, assumed the title of Chairman in 1991 and retired as the Chief Executive Officer in July 2002. Mr. Ford is a director of En Pro Industries, Inc. and the Stephens Group, Inc.

Brian H. Rowe                Director Since 1995
Mr. Rowe, 73, is the retired Chairman and now a consultant of GE Aircraft Engines, General Electric Company, a manufacturer of combustion turbine engines for aircraft, marine and industrial applications. He joined General Electric in 1957, became President and Chief Executive Officer of GEAE in 1979 and Chairman in 1993, serving in that capacity until his retirement in 1994. Mr. Rowe is Chairman, AeroEquity, Inc. and a director of B/E Aerospace, Inc.

Class II — Terms Expiring in 2007

Kathleen M. Bader                Director Since 2004
Ms. Bader, 54, is President and Chief Executive Officer of NatureWorks LLC, which makes proprietary, corn-based plastic resins and was formerly known as Cargill Dow LLC, an equal joint venture between The Dow Chemical Company and Cargill, Incorporated and now a wholly-owned subsidiary of Cargill. She joined Dow in 1973, held numerous sales, marketing, operations and business management jobs in Dow's global and North American operations, became Business Group President and Corporate Vice President, Quality & Business Excellence in 2000 and Chairman, President and Chief Executive Officer of Cargill Dow LLC in February 2004. She assumed her current position in February 2005 following Cargill's acquisition of Dow's interest in Cargill Dow. Ms. Bader is a member of the United States Homeland Security Advisory Council, the International Board of Directors of Habitat for Humanity and the Dean's Council at Harvard's John F. Kennedy School of Government.

R. Kerry Clark                Director Since 2003
Mr. Clark, 52, is Vice Chairman of the Board, Global Health, Baby and Family Care of The Procter and Gamble Company, which markets consumer products in 140 countries. He joined Procter and Gamble in 1974 and served in various key executive positions before assuming his current position in 2004. Mr. Clark is also Chairman of the Board of Trustees, Cincinnati Zoo and Botanical Gardens and on the Board of the Greater Cincinnati United Way.

Ivor J. Evans                Director Since 2003
Mr. Evans, 62, was Vice Chairman of Union Pacific Corporation, one of America's leading transportation companies. He joined Union Pacific in 1998 as President and Chief Operating Officer of the Union Pacific Railroad, the largest railroad in North America, and became Vice Chairman of Union Pacific Corporation in January 2004. Mr. Evans retired in March 2005. From 1990 to 1998, he served in various executive positions at Emerson Electric Company, including Senior Vice President, Industrial Components and Equipment. Mr. Evans is a director of Cooper Industries.

Lord Powell of Bayswater KCMG                Director Since 2001
Lord Powell, 63, was Private Secretary and advisor on foreign affairs and defence to British Prime Ministers Lady Margaret Thatcher and John Major from 1983 to 1991, and from 1992 until the end of 2000 served as a member of the Board of Jardine Matheson Holdings, Ltd. and associated companies. Since then, he has been non-executive Chairman of Sagitta Asset Management and of LVMH (UK). He is President of the China-Britain Business Council, Chairman of the Trustees of the Oxford University Business School, Chairman of Atlantic Partnership, a Trustee of the British Museum and a Trustee of the Aspen Institute. He is a director of Louis- Vuitton Moët Hennessy (LVMH), Caterpillar Inc., Mandarin Oriental Hotel Group, Yell Group, British Mediterranean Airways and Schindler Corporation. He is a member of the Upper House of the British Parliament and Chairman of the All-Party Parliamentary Group on Entrepreneurship.

The Board of Directors

  Meetings and Organization

        During 2004, the Board of Directors met eight times and the Executive Committee of the Board did not meet. The Board has standing Audit, Nominating and Corporate Governance, and Organization and Compensation committees. Directors are expected to regularly attend Board meetings and meetings of committees on which they serve and also the annual meeting of shareholders. All directors attended at least 75% of the total number of Board and committee meetings. All then-serving directors attended the 2004 annual meeting of shareholders.

  Corporate Governance

        The Board of Directors in February 2005 approved the amendment and restatement of Textron's Corporate Governance Guidelines, originally adopted in 1996. The Corporate Governance Guidelines as amended and restated meet or exceed the new listing standards adopted by the New York Stock Exchange and are posted on Textron's website, www.textron.com.

  Code of Ethics

        Textron's Business Conduct Guidelines, originally adopted in 1979 and most recently revised in February 2004, are applicable to all employees of Textron including the principal executive officer, the principal financial officer and the principal accounting officer. The Business Conduct Guidelines are also applicable to directors with respect to their responsibilities as members of the Board of Directors. The Business Conduct Guidelines are posted on Textron's website.

  Director Independence

        All current directors have been affirmatively determined to be independent as defined under the listing standards of the New York Stock Exchange, based on the criteria set forth in the Corporate Governance Guidelines, except for Mr. Campbell who, as an employee of Textron, is considered an inside director. The portion of the Corporate Governance Guidelines relating to director independence is attached hereto as Annex A. In making its determination the Board examined relationships between directors or their affiliates with Textron and its affiliates including those reported below under the heading "Transactions with Management and Others" on page 27.

  Presiding Director

        Textron's Corporate Governance Guidelines require that the Board will meet in executive session for non-employee directors without management present at each regularly scheduled Board meeting. The chairs of the Audit Committee, the Nominating and Corporate Governance Committee and the Organization and Compensation Committee (currently Paul A. Gagné, Lawrence K. Fish and Brian H. Rowe, respectively), have been appointed to preside, on a rotating basis, at such sessions. Additional sessions may be convened at any time at the request of a director, and in such event the chair of the Nominating and Corporate Governance Committee shall preside. Shareholders may communicate with the presiding directors by using one of the methods described in the following section, "Shareholder Communications to the Board."

  Shareholder Communications to the Board

        Shareholders wishing to communicate with the Board of Directors or with any individual director may do so by calling (866) 698-6655 (toll-free) or 401-457-2269, writing to Board of Directors, Textron Inc., 40 Westminster St., Providence, RI 02903, or by e-mail at textrondirectors@textron.com. The telephone numbers and addresses are also listed on the Textron website. All communications received via the above methods will be sent to the Board of Directors or to the specified director.

  Compensation of Directors

        For their service on the Board, non-employee directors are paid an annual retainer of $100,000, reflecting an increase from $90,000 in 2004, plus $1,500 for each meeting of the Board attended. Non-employee directors who serve on the Executive Committee or one of the standing committees, other than the Audit Committee, receive $1,500 for each committee meeting attended, and the chairman of each such standing committee receives an additional $5,000 per year. Non-employee directors who serve on the Audit Committee receive $2,500 for each committee meeting attended, and the chairman of the Audit Committee receives an additional $15,000 per year.

        Textron maintains a deferred income plan for non-employee directors under which they may defer all or part of their cash compensation until retirement from the Board. Deferrals are made either into an interest bearing account or into an account consisting of Textron stock units, which are equivalent in value to Textron common stock. Directors must defer a minimum of $60,000 of their annual retainer into the stock unit account. At the end of each calendar quarter, Textron will contribute to the stock unit account an additional amount equal to 10% of the amount deferred by the director into this account during the quarter in excess of the minimum deferral amount. One half of this additional amount will vest on December 31 of the year in which payment was deferred and one half on the next December 31. Textron also credits dividend equivalents to the stock unit account. In addition, once a year, on April 30, Textron will contribute to the stock unit account an amount equal to 20% of the then current annual retainer for each director who is serving as a director on the date of Textron's annual meeting of shareholders and has been a director for more than three months.

        Each non-employee director received 1,000 restricted shares of Textron common stock upon joining the Board. Except in the case of the director's death or disability, or a change in control of Textron (as described below under the heading "Employment Contracts and Change In Control Arrangements" on page 26), the director may not sell or transfer the shares until he or she has completed all of his or her successive terms as a director and at least five years of Board service.

        Employee directors do not receive fees or other compensation for their service on the Board or its committees. Each member of the Board is reimbursed for expenses incurred in connection with each Board or committee meeting attended.

        Textron sponsors a program under which it contributes up to $1,000,000 to the Textron Charitable Trust on behalf of each director upon his or her death, and the trust donates 50% of that amount in accordance with the director's recommendation among up to five charitable organizations. Payment of the contributions ultimately are recovered from life insurance policies that Textron maintains on the lives of directors for this purpose. In 2004, Textron paid a total of approximately $625,000 in premiums on policies covering ten current directors and eight retired directors. The directors do not receive any direct financial benefit from this program since the insurance proceeds and charitable deductions accrue solely to Textron.

During 2004, on recommendation of the Nominating and Corporate Governance Committee, the program was closed to new participants.

        Non-employee directors also participate in the CitationShares Director's Evaluation Program established by Textron to provide ongoing evaluation of the performance of the CitationShares fractional ownership program, a joint venture between Cessna Aircraft Company, a wholly-owned subsidiary of Textron, and TAG Aviation USA. Under the program, Textron purchased a one-eighth ownership share of two Cessna Citation aircraft from CitationShares entitling it to a fixed number of hours of usage of the aircraft during the year, and makes flight time available for personal use to the non-employee directors. Following each flight, a participating director is expected to complete an evaluation of his or her travel experience to assist Textron in ensuring that CitationShares maintains its customer service focus. The aircraft also are utilized by Textron for travel by executives and directors to and from Board meetings and other Board-related activities. Directors were not charged for their participation in the program or use of the aircraft, however, directors pay tax on the imputed income attributable to their personal use of the aircraft. During 2004, the cost of personal use of the aircraft for each director (based upon Textron's actual cost per hour of aircraft flight time purchased) ranged from zero to approximately $86,000, based upon the number of hours that each director so utilized the aircraft. Textron absorbs the cost of the ownership shares to the extent the aircraft are not fully utilized.

        In December 2004, the Board approved the amendment of the program to require participating directors to reimburse Textron for its cost per hour of flight time purchased, to the extent their personal use of the aircraft exceeds ten hours of flight time per calendar year. The cost to Textron of providing ten hours of free flight time to a director under the program is approximately $30,000 per year, but the extent of use of the program may vary by director.

        To further align the non-employee directors' interests with the long-term interests of the shareholders, non-employee directors are also eligible to receive grants of options to purchase Textron common stock under the 1999 Textron Long-Term Incentive Plan.

        In late 2004, Congress passed legislation that affects non-qualified deferred compensation arrangements. During 2005, in accordance with guidance provided by the U.S. Department of Treasury, the Board will assess the impact of this legislation on Textron's overall remuneration structure (including plans that comprise the Directors' compensation structure) and will effect changes accordingly.

  Audit Committee

        The Audit Committee pursuant to its charter, as amended in February 2005, assists Board of Directors oversight of (i) the integrity of Textron's financial statements, (ii) Textron's compliance with legal and regulatory requirements, (iii) the independent auditor's qualifications and independence, and (iv) the performance of Textron's internal audit function and independent auditor. A copy of the charter is attached hereto as Appendix B and is also posted on Textron's website. The following six non-employee directors presently comprise the committee: Mr. Gagné (Chairman), Ms. Bader, Mr. Clark, Mr. Hancock, Mr. Rowe and Mr. Walker. Each member of the committee has been determined by the Board to be independent as independence of audit committee members is defined in the listing standards of the New York Stock Exchange. No member of the committee simultaneously serves on the audit committees of more than three public companies, except for Mr. Gagné who serves on three audit committees in addition to Textron's. The Board of Directors has determined that Mr. Gagné's simultaneous service does not impair his ability to effectively serve on Textron's Audit Committee. The Board of Directors has also determined that Mr. Gagné satisfies the criteria adopted by the Securities and Exchange Commission to serve as an "audit committee financial expert." During 2004, the committee met nine times.

  Nominating and Corporate Governance Committee

        The Nominating and Corporate Governance Committee pursuant to its charter, as revised in February 2005, (i) identifies individuals to become Board members, and recommends that the Board select the director nominees for the next annual meeting of shareholders, (ii) develops and recommends to the Board a set of corporate governance principles applicable to Textron and (iii) makes recommendations on compensation of the Board of Directors. A copy of the committee's charter is posted on Textron's website. In making its recommendations to the Board, the committee will consider suggestions regarding possible candidates from a variety of sources, including shareholders. The committee may also retain a third-party search firm to assist in the identification and evaluation of candidates. Textron's By-Laws contain a provision which imposes certain requirements upon nominations for directors other than those made by the Board. Shareholders wishing to recommend individuals as candidates for nomination by the Board must submit timely notice of nomination within the time limits described below under the heading "Shareholder Proposals and Other Matters for 2006 Annual Meeting" on page 34, to the committee, c/o Textron's corporate secretary, along with a description of the proposed candidate's qualifications and other pertinent biographical information, as well as a written consent from the proposed candidate. The committee annually reviews the Board of Directors' retirement schedule, the results of the review of the Board's overall performance and the impact of the strategy of the company to determine future requirements for Board members over the next year or two. All candidates are evaluated against those requirements and the criteria for membership to the Board set forth in the Corporate Governance Guidelines including: (i) high personal ethics and integrity; (ii) specific skills and experience aligned with Textron's strategic direction and operating challenges; (iii) the core business competencies of high achievement, a record of success, financial literacy, a history of making good business decisions and exposure to best practices; (iv) interpersonal skills that maximize group dynamics, including respect for others, strong communication skills and confidence to ask tough questions; (v) enthusiasm for Textron and sufficient available time to be fully engaged; and (vi) if a non-employee, satisfies the independence standards established by the New York Stock Exchange and the Securities and Exchange Commission.

        All recommendations of nominees to the Board by the committee are made solely on the basis of merit.

        The following five non-employee directors presently comprise the committee: Mr. Fish (Chairman), Mr. Arnelle, Ms. Bader, Mr. Ford and Mr. Wheeler. During 2004, the committee met five times.

  Organization and Compensation Committee

        The Organization and Compensation Committee pursuant to its charter as revised in October 2003, (i) recommends to the Board compensation arrangements for the Chief Executive Officer and other executive officers and reviews their responsibilities and performance and plans for their succession, and (ii) approves compensation arrangements and for changes in officers. A copy of the committee's charter is posted on Textron's website. The following five non-employee directors presently comprise the committee: Mr. Rowe (Chairman), Mr. Arnelle, Mr. Clark, Mr. Evans and Lord Powell. During 2004, the committee met six times.

SECURITY OWNERSHIP OF CERTAIN BENEFICIAL HOLDERS

        The following table lists all shareholders known by Textron to own beneficially more than 5% of any class of Textron's voting stock as of December 31, 2004:

Title of Class	Name and Address of Beneficial Owner	Amount and Nature of Beneficial Ownership	Percent of Class
Common Stock	AXA Financial, Inc. 1290 Avenue of the Americas New York, New York 10104	18,555,517 shares(1)	13.7%
Common Stock	Fidelity Management Trust Company 82 Devonshire Street Boston, Massachusetts 02109	16,739,578 shares(2)	12.4%

(1)
Pursuant to Rule 13d-1 of the Securities Exchange Act of 1934, on behalf of AXA Financial, Inc. ("AXF") as set forth in Schedule 13G reported as of December 31, 2004; AXA, the sole shareholder of AXF, has sole voting power with respect to 8,687 shares, and sole dispositive power with respect to 8,687 shares. AXA Rosenberg Investment Management LLC, which is an affiliate of AXF, has sole voting power with respect to 251,886 shares and sole dispositive power with respect to 388,786 shares. Alliance Capital Management L.P. ("Alliance"), a subsidiary of AXF, has sole voting power with respect to 10,697,688 shares, shared voting power with respect to 1,892,125 shares and sole dispositive power with respect to 17,956,622 shares. Alliance's shares are held by unaffiliated third-party client accounts and managed by Alliance as investor advisor.

(2)
Fidelity Management Trust Company ("Fidelity") is the trustee of the Textron Savings Plan and the Employees' Retirement Savings Plan for Precision Stamping Division of Elco Textron Inc. Participants in the plans have the right to direct Fidelity regarding how to vote the shares of Textron common stock credited to their individual account. Unless otherwise required by law, Fidelity will vote as directed by participants and will vote any shares for which it does not receive participant direction in accordance with the plan.

SECURITY OWNERSHIP OF MANAGEMENT

        The column headed "Number of Shares of Common Stock" includes all shares of Textron stock beneficially owned by directors and executive officers of Textron, shares held for the executive officers by the trustee under the Textron Savings Plan, shares obtainable upon the exercise of stock options exercisable within 60 days of December 31, 2004, and shares held jointly. No director or executive officer beneficially owned in excess of 1% of the outstanding shares of common stock. Directors and executive officers as a group beneficially owned approximately 1.1% of the outstanding shares of common stock. Ownership indicated is as of December 31, 2004, except in the case of Mr. Hancock, where ownership is as of March 1, 2005.

        Each director and executive officer has sole voting and investment power over his or her shares, except in those cases in which the voting or investment power is shared with the trustee or as otherwise noted. An objective of Textron's director and executive compensation programs is to align the financial interests of the directors and the executive officers with that of shareholders. Accordingly, the value of a significant portion of the directors' and the executive officers' total compensation is dependent upon the value they generate on behalf of shareholders. The column headed "Total Common Stock-Based Holdings" includes the common stock from the "Number of Shares of Common Stock" column along with restricted stock and other common stock-based holdings in the form of stock units, performance share units, unvested stock awards and cash equivalent share awards (the value of which will increase or decrease in relation to the increase or decrease in the price of common stock).

Name	Number of Shares of Common Stock(1)	Total Common Stock- Based Holdings
H. Jesse Arnelle	2,490	18,423
Kathleen M. Bader	1,005	2,769
John D. Butler	165,602	300,223
Lewis B. Campbell	697,373	1,321,334
R. Kerry Clark	1,000	3,868
Ivor J. Evans	1,000	4,349
Lawrence K. Fish	1,000	16,634
Joe T. Ford	2,000	18,629
Theodore R. French	210,281	339,955
Paul E. Gagné	2,376	18,962
Dain M. Hancock	1,000	1,000
Mary L. Howell	218,264	362,512
Terrence O'Donnell	144,003	252,645
Lord Powell of Bayswater KCMG	1,000	7,275
Brian H. Rowe	11,910	26,070
Martin D. Walker	3,877	41,189
Thomas B. Wheeler	2,607	31,913
All current directors and executive officers as a group (17 persons)	1,466,788	2,767,750

(1)
Includes the following shares obtainable upon the exercise of stock options exercisable within 60 days of December 31, 2004: Mr. Campbell — 681,383; Mr. French — 175,701; Mr. Butler — 163,009; Ms. Howell — 205,271; Mr. O'Donnell — 141,567; and all current directors and executive officers as a group — 1,366,931.

SECTION 16(a) BENEFICIAL OWNERSHIP REPORTING COMPLIANCE

        Section 16(a) of the Securities Exchange Act of 1934 requires Textron's directors, executive officers and certain other officers to file reports of ownership and changes in ownership on Forms 3, 4 and 5 with the Securities and Exchange Commission and copies of such reports to Textron. Based solely upon a review of such copies and written representations of the reporting persons, during the 2004 fiscal year no director or officer had a reportable transaction for which a filing was made after the due date except that one report was inadvertently filed late for Mr. Campbell relating to a charitable donation of 1,225 shares of Textron common stock.

REPORT OF THE AUDIT COMMITTEE

        The Audit Committee of the Board of Directors has furnished the following report on its activities:

        The committee reviewed and discussed the audited financial statements in the Annual Report with management. The committee also reviewed with management and the independent auditors the reasonableness of significant judgements and the clarity of disclosures in the financial statements, the quality, not just the acceptability, of the company's accounting principles and such other matters as are required to be discussed with the committee under generally accepted auditing standards. In addition, the committee discussed with the independent auditors the auditors' independence from management and the company including the matters in the written disclosures required by the Independence Standards Board and considered the possible affect of non-audit services on the auditors' independence.

        The committee discussed with the company's internal and independent auditors the overall scope and plans for their respective audits and met with the auditors, with and without management present, to discuss the results of their examinations, their evaluations of the company's internal controls, and the overall quality of the company's financial reporting. The committee also reviewed the company's compliance program. Nine committee meetings were held during the year.

        In reliance on the reviews and discussions referred to above, the committee recommended to the Board of Directors that the audited financial statements be included in the Annual Report on Form 10-K for the year ended January 1, 2005, to be filed with the Securities and Exchange Commission. The committee also reported to the Board that it had selected Ernst & Young LLP as the company's independent auditors for 2005, and that this selection will be submitted to the shareholders for ratification.

    PAUL E. GAGNÉ, CHAIRMAN
    KATHLEEN M. BADER
    R. KERRY CLARK
    BRIAN H. ROWE
    MARTIN D. WALKER

REPORT OF THE ORGANIZATION AND COMPENSATION COMMITTEE
ON EXECUTIVE COMPENSATION

        The Organization and Compensation Committee of the Board of Directors has furnished the following report on executive compensation:

Executive Compensation Philosophy

        The objective of Textron's executive compensation program is to attract and retain the most qualified executives to lead the corporation and to motivate executives to produce strong financial performance for the long-term benefit of shareholders. The committee seeks to establish a total compensation program that is not only competitive by industry standards, but also demonstrates a bias towards performance and stock ownership. To meet this objective, the total compensation program is designed to be competitive with the total compensation programs provided by other corporations of comparable revenue size in industries in which we compete for customers and/or executives.

        To this end, the committee has retained an independent compensation consultant to provide data, analysis, and market perspective to supplement and validate Committee decisions.

Executive Compensation Program

        Each year the committee, which is comprised entirely of non-employee directors, recommends to the Board compensation arrangements for the officers named in the Summary Compensation Table on page 19 and approves compensation arrangements for other executive officers. These compensation arrangements include annual salary levels, annual incentive plan design and payments, and long-term incentive plan design, grant levels, standards of performance for new grants, and payouts for past grants. In addition, the Board has periodically chosen to provide additional share equivalent awards to enhance retention efforts for selected key executives. All such 'retention awards' granted to the officers named in the Summary Compensation Table are reported in the "Restricted Stock Awards" column of that table in the year of the grant and are described in detail in Footnote 2 to that table.

        Textron's executive compensation program is comprised of salary plus variable compensation in the forms of annual incentive compensation and long-term incentive compensation.

  Salary

        Individual salaries are considered for adjustment periodically, based on comparison to external benchmark data, individual performance and potential, and/or change in duties or level of responsibility. The base salaries of the officers named in the Summary Compensation Table are reported in the "Salary" column of that table. In December 2004, the committee considered base salary increases for the executive officers for the first time in 24 months. The committee recommended, and the Board approved, no increase for the CEO (at his request) and market-driven increases for the remaining executive officers. These increases were effective in January 2005.

  Variable Compensation Plans

        Textron's variable compensation plans seek to motivate executives to achieve financial and strategic goals by defining performance criteria that (1) can be affected by the executive's efforts, and therefore provide greater incentive, and (2) are widely viewed as commonly accepted indicators of a company's performance in the marketplace. The amount of compensation from these plans is earned to the extent that these performance criteria are met. Performance criteria that historically have been used include Earnings per Share, Cost Reduction, Return on Invested Capital (ROIC), and division-level measures of profitability. Textron modified these plans in 2004 to increase the emphasis on ROIC achievement for all 1,000+ executives eligible for the Textron Annual Incentive Compensation Plan. In this way, Textron has further strengthened the link between pay plans and the interests of shareholders.

  Annual Incentive Compensation

        All executive officers participate in the Textron Annual Incentive Compensation Plan. Annual incentive payments are generally limited to twice the target award level, but the committee can make payments above these levels if it deems performance warrants. In 2004, the committee established a set of objectives and financial metrics that were used for the first time to directly calculate individual's annual incentive amounts. The annual incentive compensation earned by the officers named in the Summary Compensation Table is reported in the "Bonus" column of that table.

  Long-Term Incentive Compensation

        Through the Textron 1999 Long-Term Incentive Plan, executive officers may be granted awards of stock options and restricted stock shares. Shareholders approved the removal of Performance Share Units from the 1999 plan in 2004 since the awards are payable in cash rather than in stock. The Board set the level of 2004 long-term incentive compensation grants based on relevant benchmark data provided by an independent third-party executive compensation consultant to the committee. When determining the level of grant, the committee also considered each executive officer's functions and responsibilities, past and expected future performance, potential contributions to Textron's profitability and growth, and the value of prior long-term incentive grants. This total long-term incentive value was allocated among three separate long-term incentive vehicles described below: stock options, restricted stock and performance share units. The actual grant sizes, then, were calculated based on the fair market value (average of high and low share prices) on the date of grant in February 2004.

  2004 Grants of Stock Options

        In accordance with the 1999 plan, the February 2004 stock options were granted at a purchase price equal to 100% of the fair market value of Textron common stock at the time of the option grant. Beginning in 2004, the vesting schedule for options granted to executive officers changed from two-year installment vesting to three-year installment vesting to adhere more closely to established norms in the marketplace for stock option grants. Information on the stock options granted during the fiscal year 2004 to the officers named in the Summary Compensation Table appears in the table on page 19.

  2004 Grants of Restricted Shares

        In 2004, restricted shares granted pursuant to the 1999 Plan were similar to shares of Textron common stock except for the following features: (1) they have restrictions on the ability to sell the shares for a pre-defined period of time (minimum of three years from date of grant), (2) they do not earn dividends until these restrictions lapse, and (3) they do not provide voting rights. Restrictions lapse for one-third of the shares granted in 2004 on the three-year anniversary of the date of the grant, an additional one-third on the four-year anniversary of the date of the grant, and the final one-third on the five-year anniversary of the date of the grant. Information on the value of restricted shares granted during fiscal year 2004 to the officers named in the Summary Compensation Table appears in the "Restricted Stock Awards" column of that table.

  2004 Grants of Performance Share Units

        For the three-year performance cycle starting at the beginning of 2004, the value for payment purposes of each performance share unit granted and earned will be determined at the average closing market value of Textron common stock for the first ten days of the fiscal year following the end of the three-year performance period. Information on the 2004 grants of performance share units appears in the "Long-Term Incentive Plan Awards in the Last Fiscal Year" table on page 23.

  Payouts for Previously-Granted Performance Share Units

        In early 2005, the Committee recommended, and the Board approved award payments to executive officers that corresponded to performance share units granted for the three-year performance cycle ending December 31, 2004. All payouts were based (1) 50% on aggregate earnings per share, (2) 40% on the Committee's subjective assessment of performance against pre-specified "strategic initiatives", including the execution of a restructuring plan, increased cost savings throughout the supply chain, the implementation of Textron Six Sigma and improved talent base, and (3) 10% on return on invested capital ROIC performance. In addition, executive officers had the opportunity to earn up to an additional 30% to the extent that ROIC performance exceeded the pre-set performance goal. Final payout amounts for eligible executives were calculated by multiplying the number of units earned (at 80%) by the ten-day average closing share price at the beginning of fiscal year 2005. Information on the 2004 payouts to the officers named in the Summary Compensation Table is reported in the "LTIP Payouts" column of that table

Stock Ownership

        An objective of Textron's executive compensation program is to align the financial interests of the executive officers with the interests of shareholders. As a result, the committee requires a minimum level of stock ownership and bases a substantial portion of the executive officers' total compensation opportunity on the value generated on behalf of Textron's shareholders. The following are minimum ownership levels, expressed as a multiple of base salary: five times for the chief executive officer, three times for the officers named in the Summary Compensation Table and either two or three times base salary for other officers. Newly named officers have five years to bring their holdings up to these minimum levels. In 2004, each executive officer that had completed this initial five-year period was assessed to have completed their respective ownership requirement.

        The Deferred Income Plan for Textron Key Executives, in which all executive officers are eligible to participate, requires that annual incentive compensation earned in excess of 100% of an executive's annual incentive target opportunity must be deferred into a Textron stock unit account (which is based on the current value of a share of Textron common stock) if the officer has not maintained the required minimum stock ownership level. The deferred income plan also provides participants the opportunity to defer voluntarily up to 25% of base salary and up to 100% of annual and long-term incentive compensation and other compensation. Elective deferrals may be put into either a stock unit account or an interest bearing account. Textron contributes a 10% premium on amounts deferred into the stock unit account. Participants in the plan cannot move amounts between the two accounts while an active employee of Textron and cannot receive distributions from the Plan until termination of employment. In late 2004, Congress passed legislation that affects non-qualified arrangements (such as this plan). During 2005, in accordance with guidance provided by the U.S. Department of Treasury, the Board will assess the impact on such arrangements and will effect changes accordingly.

CEO Compensation

        As in the past, in determining the overall level of Mr. Campbell's compensation and each component thereof, the committee took into consideration information provided by independent, professional compensation consultants. Mr. Campbell's most recent base salary increase was effective January 1, 2003. In late 2004, the Committee reviewed current benchmark data for Mr. Campbell's position and honored Mr. Campbell's request not to receive a salary increase.

        The committee recommended, and the Board approved, a 2004 annual incentive compensation award of $2,065,800, compared to an award of $1,900,000 for 2003. The level of the award was determined 70% directly from pre-set financial goals and 30% directly from the committee's assessment of the CEO's performance against specific strategic goals. These strategic goals were set by the full Board in early 2004 and incorporated key business objectives such as Textron Six Sigma, supply chain and organizational design initiatives. In addition, the committee considered relevant external benchmark data to calibrate the level of award within the company's peer group.

        The performance share units granted to Mr. Campbell for the 2002-2004 performance cycle were based 50% on aggregate earnings per share, 40% on discretionary performance measures and 10% on ROIC. In addition, Mr. Campbell was eligible to earn up to an additional 30% to the extent that actual ROIC performance exceeded the pre-set performance goal. The committee recommended, and the Board approved, an award of $6,775,531, which represented an award of slightly under 80% of the units granted. The final payout amount was calculated by multiplying the number of units earned by the average closing share price for the first ten days of fiscal year 2005.

        In January 2004, Mr. Campbell was granted 39,100 stock options, 25,800 restricted shares, and 93,800 performance share units for the 2004-2006 performance cycle.

        Mr. Campbell also received compensation under various Textron benefit and compensation plans including restricted stock retention awards (see footnotes (2) and (3) of the Summary Compensation Table).

Tax Considerations

        Section 162(m) of the Internal Revenue Code provides that no U.S. income tax deduction is allowable to a publicly held corporation for non-Performance-Based Compensation in excess of $1 million paid to the chief executive officer or any other employee whose compensation is required to be reported in the Summary Compensation Table, if those individuals are employed by the corporation at year end. "Performance-Based Compensation" is exempt from the $1 million limitation. Performance-Based Compensation must be based upon meeting pre-established and objective performance goals under a plan approved by shareholders. Per Section 162(m), performance goals are not objective if the committee does not set performance standards in a timely fashion, has any discretion to pay amounts in excess of those earned in accordance with the achievement of these pre-established performance standards, or pays such compensation when the performance criteria are not met.

        Textron's deferred income plan encourages individuals, including those whose income might otherwise be subject to the $1 million limitation, to voluntarily defer compensation into the Deferred Income Plan for Textron Key Executives. Compensation thus deferred is not counted toward the $1 million limitation. This opportunity to defer compensation is anticipated to minimize the impact of this Section 162(m) provision on Textron's income tax expense in the near term. The committee will continue to assess the impact of these tax rules on Textron.

        This report is submitted by the Organization and Compensation Committee.

    BRIAN H. ROWE, CHAIRMAN
    H. JESSE ARNELLE
    R. KERRY CLARK
    IVOR J. EVANS
    LORD POWELL OF BAYSWATER KCMG

EXECUTIVE COMPENSATION

        The following Summary Compensation Table sets forth information concerning compensation of (i) Textron's chief executive officer at the end of 2004 and (ii) the four most highly compensated executive officers of Textron, other than the chief executive officer, who were serving as executive officers at the end of 2004 for Textron's 2002, 2003 and 2004 fiscal years. Compensation which was deferred by these officers under the Deferred Income Plan, is included below as compensation paid.

Summary Compensation Table

	Annual Compensation				Long-Term Compensation
					Awards		Payouts
Name and Principal Position	Year	Salary ($)	Bonus ($)	Other Annual Compensation(1)	Restricted Stock Awards ($)(2)	Securities Underlying Options/ SARs (#)	LTIP Payouts ($)	All Other Compensation ($)(3)
L.B. Campbell Chairman, President and Chief Executive Officer	2004 2003 2002	$1,100,000 1,100,000 1,000,000	$2,065,800 1,900,000 1,600,000	$304,677 176,172 217,925	$1,455,894 1,453,980 0	39,100 50,000 150,000	$6,775,531 2,135,200 1,339,757	$39,134 19,165 50,000
T.R. French Executive Vice President and Chief Financial Officer	2004 2003 2002	650,000 650,000 566,667	793,455 600,000 500,000	62,849 113,878 155,638	547,371 528,720 0	29,100 36,000 60,000	1,129,255 533,800 163,611	23,125 11,665 28,333
J.D. Butler Executive Vice President Administration and Chief Human Resources Officer	2004 2003 2002	480,000 480,000 460,000	585,936 450,000 350,000	0 0 0	310,365 308,420 1,036,500	22,700 29,000 50,000	1,129,255 533,800 267,951	17,069 8,833 23,000
M.L. Howell Executive Vice President	2004 2003 2002	470,000 470,000 440,000	573,729 450,000 350,000	82,663 103,366 67,849	310,365 308,420 1,036,500	22,700 29,000 50,000	1,129,255 533,800 251,204	16,724 8,665 22,000
T. O'Donnell Executive Vice President and General Counsel	2004 2003 2002	470,000 470,000 440,000	573,729 450,000 363,909	0 0 0	310,565 308,420 1,050,408	22,700 29,000 50,000	1,129,255 533,800 251,204	16,724 8,665 22,000

(1)
The amounts listed include the incremental cost to Textron of providing various perquisites and personal benefits in excess of reporting thresholds, including; in 2004, $270,777 for personal use of Textron aircraft for security reasons for Mr. Campbell, and $30,488 and $48,801 for personal use of Textron aircraft for Mr. French and Ms. Howell, respectively; in 2003, $154,384 for personal use of Textron aircraft for security reasons for Mr. Campbell, $61,878 for relocation and related tax assistance for Mr. French, and $75,477 for personal use of Textron aircraft for Ms. Howell; and in 2002, $215,086 for personal use of Textron aircraft for security reasons for Mr. Campbell and $155,638 for temporary living, transportation on Textron aircraft and related tax assistance for Mr. French.

(2)
The amount listed for Mr. Campbell in 2004 is the market value at the time of grant of 25,800 shares of restricted stock granted in February 2004. The restrictions on the shares will lapse, provided Mr. Campbell is still employed by Textron, or in certain cases if his employment ends earlier, in accordance with the following schedule: 8,600 shares in February 2007, 2008 and 2009. The amount listed for Mr. Campbell in 2003 is the market value at the time of grant of 33,000 restricted stock units granted in January 2003. A restricted stock unit represents the cash equivalent of a share of Textron common stock. The restrictions on the units will lapse, provided Mr. Campbell is still employed by Textron, or in certain cases if his employment ends earlier, in accordance with the following schedule: 11,000 units in January 2006, 2007 and 2008.

  In May 2004, Mr. Campbell received $2,338,419, representing the payment of 40,000 share equivalents plus dividends. The share equivalents were converted, pursuant to Board approval from a restricted stock grant award granted to Mr. Campbell in January 2001.

  In June 1999, Mr. Campbell was granted a retention award of 200,000 restricted shares, augmented by an additional 100,000 restricted shares granted in January 2001. The market value of these grants was disclosed per established guidelines in previous Textron proxy statements. These shares vest ratably over several years with the intent of retaining Mr. Campbell until age 65. Each installment to date has been converted into a cash payment at the time of vesting pursuant to parameters approved by the Board at the time of the original grant.

  In May 2002, Mr. Campbell received $2,484,052, representing the payment of 50,000 share equivalents plus dividend equivalents under this retention award. In May 2003, Mr. Campbell received $1,788,483, representing the payment of 50,000 share equivalents plus dividend equivalents. In May 2004, Mr. Campbell received $2,338,419, representing the payment of 40,000 share equivalents plus dividend equivalents.

  The restriction on the 160,000 outstanding shares will lapse, provided the executive is still employed by Textron, or in certain cases if his employment ends earlier, in accordance with the following schedule: 40,000 shares in May 2005, and 30,000 shares in May 2006, 2007, 2008, and 2011.

  As of January 1, 2005, the market value of the 160,000 outstanding restricted shares granted to Mr. Campbell was $11,808,000.

  The amount listed for Mr. French in 2004 is the market value at the time of grant of 9,700 shares of restricted stock granted in February 2004. The restrictions on the shares will lapse, provided Mr. French is still employed by Textron, or in certain cases if his employment ends earlier, in accordance with the following schedule: 3,234 shares in February 2007 and 3,233 shares in February 2008 and 2009.

  The amount listed for Mr. French in 2003 is the market value at the time of grant of a restricted stock award of 12,000 restricted stock units granted in January 2003. The restrictions on the units will lapse, provided Mr. French is still employed by Textron, or in certain cases if his employment ends earlier, in accordance with the following schedule: 4,000 shares in January 2006, 2007 and 2008.

  In January 2001, Mr. French was granted a retention award of 100,000 restricted shares. The market value of these grants was disclosed per established guidelines in previous Textron proxy statements. These shares vest ratably, with each installment resulting in a share issuance pursuant to the original grant and a cash payment relating to dividend equivalents earned over the vesting period.

  The 20,000 shares that vested in January 2002 had a market value of $842,100 at the time of vesting. In addition, Mr. French received a cash payment of $23,130 representing the value of dividend equivalents as described above. The 20,000 shares that vested in January 2003 had a market value of $873,450 at the time of vesting. In addition, Mr. French received a cash payment of $51,396 representing the value of dividend equivalents as described above. The 20,000 shares that vested in January 2004 had a market value of $1,140,500 at the time of vesting. In addition, Mr. French received a cash payment of $106,699 representing the value of dividend equivalents as described above.

  The restriction on the 40,000 outstanding shares will lapse, provided the executive is still employed by Textron, or in certain cases if his employment ends earlier, in accordance with the following schedule: 20,000 shares in January 2005 and 2006.

  As of January 1, 2005, the market value of 40,000 outstanding restricted shares granted to Mr. French was $2,952,000.

  The amount listed for Mr. Butler, Ms. Howell and Mr. O'Donnell in 2004 is the market value at the time of grant of 5,500 shares of restricted stock granted in February 2004. The restrictions on the shares will lapse, provided the executive is still employed by Textron, or in certain cases if his or her employment ends earlier, in accordance with the following schedule: 1,834 shares in February 2007 and 1,833 shares in February 2008 and 2009.

  The amounts listed for Mr. Butler, Ms. Howell and Mr. O'Donnell in 2003 represent the market value at the time of grant of restricted stock awards of 7,000 restricted stock units granted in January 2003. The restrictions on the units will lapse, provided the executive is still employed by Textron, or in certain cases if his or her employment ends earlier, in accordance with the following schedule: 2,334 shares in January 2006 and 2,333 in January 2007 and 2008.

  The amount listed for Mr. Butler, Ms. Howell and Mr. O'Donnell in 2002 is the market value at the time of grant of a restricted stock award of 25,000 restricted stock units granted in January 2002. The restriction on the units will lapse, provided the executive is still employed by Textron, or in certain cases if his or her employment ends earlier, in accordance with the following schedule: 5,000 units in August 2003, 2004, 2005, 2006 and 2007 for Mr. Butler, 5,000 units in July 2003, 2004, 2005, 2006 and 2007 for Ms. Howell and 10,000 units in March 2003 and 5,000 units in March 2004, 2005 and 2006 for Mr. O'Donnell.

  For Mr. O'Donnell, the 10,000 units that vested in March 2003 had market value of $335,940 at the time of vesting. The 5,000 units that vested in March 2004 had market value of $269,775 at the time of vesting.

  For Ms. Howell, the 5,000 units that vested in July 2003 had market value of $204,035 at the time of vesting. The 5,000 units that vested in July 2004 had market value of $290,465 at the time of vesting.

  For Mr. Butler, the 5,000 units that vested in August 2003 had market value of $223,300 at the time of vesting. The 5,000 units that vested in August 2004 had market value of $320,635 at the time of vesting.

  As of January 1, 2005, the market value of the 15,000 outstanding restricted stock units granted to each of Mr. Butler and Ms. Howell was $1,107,000. The market value of the 10,000 outstanding restricted stock units granted to Mr. O'Donnell was $738,000.

Stock Option Grants

        The following table sets forth information on grants of stock options under the Textron 1999 Long-Term Incentive Plan during Textron's 2004 fiscal year to the officers named in the Summary Compensation Table. The number of stock options granted to these officers during Textron's 2004 fiscal year is also listed in the Summary Compensation Table in the column entitled "Securities Underlying Options/SARs."

Stock Option/SAR Grants in Last Fiscal Year

					Potential Realizable Value at Assumed Annual Rates of Stock Price Appreciation for Option/SARs Term($)(2)
	Individual Grants
	Number of Securities Underlying Options/SARs Granted(#)(1)	Percent of Total Options/SARs Granted to Employees in Fiscal Year
			Exercise or Base Price ($/Share)
Name				Expiration Date	Five Percent	Ten Percent
L.B. Campbell	39,100	3.01%	56.43	2/12/14	1,387,659	3,516,263
T.R. French	29,100	2.24%	56.43	2/12/14	1,032,759	2,616,963
J.D. Butler	22,700	1.75%	56.43	2/12/14	805,623	2,041,411
M.L. Howell	22,700	1.75%	56.43	2/12/14	805,623	2,041,411
T. O'Donnell	22,700	1.75%	56.43	2/12/14	805,623	2,041,411

(1)
One-third of the options granted may be exercised not earlier than one year from the date of grant, the second third of the options granted may be exercised not earlier than two years from the date of grant, and the balance of the options granted may be exercised not earlier than three years from the date of grant. All options were granted on February 12, 2004. All options were granted at a purchase price per share of 100% of the fair market value of Textron common stock on the date of grant. Outstanding options will be exercisable immediately and in full in the event of a change in control of Textron as defined in the Textron 1999 Long-Term Incentive Plan.

(2)
The dollar amounts under these columns are the result of calculations at the 5% and 10% rates set by the Securities and Exchange Commission and, therefore, are not intended to forecast possible future appreciation, if any, of the price of Textron common stock. At a 5% and 10% annual rate of stock price appreciation, the stock price would be approximately $91.92 and $146.36 at the end of the ten-year term.

Aggregated Option and Stock Appreciation Rights Exercises and Fiscal Year-End Values

        The following table sets forth information, with respect to the officers named in the Summary Compensation Table, concerning: (i) the exercise during Textron's 2004 fiscal year of stock options and stock appreciation rights and (ii) unexercised options and stock appreciation rights held as of the end of Textron's 2004 fiscal year, which were granted to these officers during 2004 and in prior fiscal years under either the Textron 1999 Long-Term Incentive Plan or a predecessor plan.

Aggregated Option/SAR Exercises in Last Fiscal Year
and Fiscal Year-End Option and SAR Values

			Number of Securities Underlying Unexercised Options/SARs at Fiscal Year-End(#)
					Value of Unexercised In-the-Money Options/SARs at Fiscal Year-End($)
Name	Shares Acquired on Exercise(#)	Value Realized($)
			Exercisable	Unexercisable	Exercisable	Unexercisable
L.B. Campbell	102,792	$3,458,266	543,349	64,100	$12,738,226	$1,420,440
T.R. French	-0-	-0-	148,000	47,100	4,647,229	1,039,160
J.D. Butler	47,558	1,054,836	121,942	37,200	1,887,162	824,237
M.L. Howell	26,362	558,454	165,204	37,200	4,028,383	824,237
T. O'Donnell	-0-	-0-	119,500	37,200	3,486,567	824,237

	$176,712	$5,071,556	1,097,995	222,800	$26,787,567	$4,932,311

Long-Term Incentive Plan

        The following table provides information concerning performance share unit awards made during Textron's 2004 fiscal year to the officers named in the Summary Compensation Table pursuant to the Textron 1999 Long-Term Incentive Plan for the 2004-2006 performance cycle.

Long-Term Incentive Plan Awards in Last Fiscal Year

Name	Number of Performance Share Units(#)	Performance or Other Period Until Maturation or Payout	Estimated Future Payouts Under Non-Stock Price Based Plans
			Target Number of Performance Share Units(#)
L.B. Campbell	93,800	3 years	93,800
T.R. French	20,200	3 years	20,200
J.D. Butler	15,600	3 years	15,600
M.L. Howell	15,600	3 years	15,600
T. O'Donnell	15,600	3 years	15,600

        The number of performance share units earned by the officers named in the Summary Compensation Table at the end of the three-year performance cycle will be determined by the Board upon the recommendation of the Organization and Compensation Committee and will be based 60% on aggregate earnings per share (EPS), 25% on Leadership Initiatives including Textron Six Sigma, customer growth, talent development, supply chain, information technology, compliance goals, and 15% on return on invested capital (ROIC). In addition, these officers have an opportunity to earn up to an additional 30% for achieving ROIC stretch targets. Taking this into account, ROIC performance could represent up to 35% of the total award. Attainment of the maximum EPS payout level will result in earning 100% of the value of the performance share units related to that target. Failure to attain the minimum EPS target (70% of target) will result in the failure to earn any performance share units related to that EPS target. Attainment between the maximum and minimum EPS targets will result in earning a portion of the performance share units related to those EPS targets determined by a pre-established mathematical formula. The committee may determine an award less than that determined by the formula but may not, however, determine an award more than that derived by the formula. With respect to the ROIC target, if enterprise-wide ROIC averages 1% or more above Textron's weighted average cost of capital over the performance period, then this portion of the award will be fully earned. ROIC performance below or above this level results in a corresponding payout according to a pre-determined payout scale.

        Performance share units based on discretionary performance measures do not qualify as Performance-Based Compensation under Section 162(m) of the Internal Revenue Code. Performance share units related to one or more performance measures shall be earned only as determined by the Organization and Compensation Committee and may not exceed more than 100% of the value of such units. Payouts, which are made in cash, will be determined by multiplying the number of performance share units earned by the then current market value of Textron common stock at the end of the performance period.

Pension Plan

        The following table sets forth the estimated annual pension benefits payable upon retirement under the Textron Master Retirement Plan formula to persons in the specified remuneration and years of service classifications.

Pension Plan Table

	Estimated Annual Pension for Representative Years of Credited Service
Highest Consecutive Five-Year Average Compensation
	10	15	20	25	30	35
$500,000	$73,088	$109,632	$146,177	$182,721	$219,265	$255,809
1,000,000	148,088	222,132	296,177	370,221	444,265	518,309
1,500,000	223,088	334,632	446,177	557,721	669,265	780,809
2,000,000	298,088	447,132	596,177	745,221	894,265	1,043,309
2,500,000	373,088	559,632	746,177	932,721	1,119,265	1,305,809
3,000,000	448,088	672,132	896,177	1,120,221	1,344,265	1,568,309
3,500,000	523,088	784,632	1,046,177	1,307,721	1,569,265	1,830,809
4,000,000	598,088	897,132	1,196,177	1,495,221	1,794,265	2,093,309
4,500,000	673,088	1,009,632	1,346,177	1,682,721	2,019,265	2,355,809
5,000,000	748,088	1,122,132	1,496,177	1,870,221	2,244,265	2,618,309
5,500,000	823,088	1,234,632	1,646,177	2,057,721	2,469,265	2,880,809
6,000,000	898,088	1,347,132	1,796,177	2,245,221	2,694,265	3,143,309
6,500,000	973,088	1,459,632	1,946,177	2,432,721	2,919,265	3,405,809
7,000,000	1,048,088	1,572,132	2,096,177	2,620,221	3,144,265	3,668,309
7,500,000	1,123,088	1,684,632	2,246,177	2,807,721	3,369,265	3,930,809
8,000,000	1,198,088	1,797,132	2,396,177	2,995,221	3,594,265	4,193,309
8,500,000	1,273,088	1,909,632	2,546,177	3,182,721	3,819,265	4,455,809
9,000,000	1,348,088	2,022,132	2,696,177	3,370,221	4,044,265	4,718,309
9,500,000	1,423,088	2,134,632	2,846,177	3,557,721	4,269,265	4,980,809
10,000,000	1,498,088	2,247,132	2,996,177	3,745,221	4,494,265	5,243,309
10,500,000	1,573,088	2,359,632	3,146,177	3,932,721	4,719,265	5,505,809
11,000,000	1,648,088	2,472,132	3,296,177	4,120,221	4,944,265	5,768,309
11,500,000	1,723,088	2,584,632	3,446,177	4,307,721	5,169,265	6,030,809
12,000,000	1,798,088	2,697,132	3,596,177	4,495,221	5,394,265	6,293,309

        Benefits under the formula are based upon the salaried employee's highest consecutive five-year average compensation. Compensation for such purposes means compensation listed in the "Salary" and "LTIP Payouts" columns, and annual incentive compensation included in the "Bonus" column of the Summary Compensation Table. However, for any employee who was first awarded performance share units after October 26, 1999, under the formula LTIP payouts shall not be included in compensation. Mr. French and Mr. O'Donnell have employment contracts with Textron that provide that their LTIP payouts will be deemed to be included in compensation for purposes of the formula. As of January 1, 2005, the years of credited service for the officers named in the Summary Compensation Table were as follows: Mr. Campbell, 12 years; Mr. French, 4 years; Mr. Butler, 7 years; Ms. Howell, 24 years; and Mr. O'Donnell, 4 years.

        Annual pension amounts shown in the table above are computed on the basis of a single life annuity and are not subject to any offset for Social Security benefits. The Textron Master Retirement Plan is integrated with Social Security, however, and the amounts in the table reflect that integration. Annual pension amounts shown in the table are subject to annual pension limitations imposed by the Internal Revenue Code. To compensate certain Textron executives, including the officers named in the Summary Compensation Table, for the effect of these limitations, Textron maintains a Supplemental Benefits Plan. Certain Textron executives, including the officers named in the Summary Compensation Table, also participate in the Supplemental Retirement Plan for Textron Key Executives, which provides benefits to participants who remain in the employ of Textron until at least age 60. Under this plan, these executives are entitled to receive an annual supplemental pension benefit equal to 50% of their highest consecutive five-year average compensation reduced by any amounts to which they are entitled under the plans of Textron and any prior employer if they remain in the employ of Textron until age 65 (and a reduced benefit if they remain in the employ of Textron until at least age 60).

Equity Compensation Plan Information

        The following table sets forth as of the end of Textron's 2004 fiscal year for all Textron compensation plans previously approved by shareholders and Textron compensation plans not previously approved by shareholders (a) the number of securities to be issued upon the exercise of outstanding options, warrants and rights, (b) the weighted-average exercise price of the outstanding options, warrants and rights and (c) the number of securities remaining available for future issuance under the plans other than securities to be issued upon the exercise of the outstanding options, warrants and rights.

	(a)	(b)	(c)
Plan category	Number of securities to be issued upon exercise of outstanding options, warrants and rights	Weighted-average exercise price of outstanding options, warrants and rights	Number of securities remaining available for future issuance under equity compensation plans (excluding securities reflected in column (a))
Equity compensation plans approved by security holders	9,261,000	$52.05	7,191,167(1)
Equity compensation plans not approved by security holders	0	N/A	180,000(2)
Total	9,261,000	$52.05	7,371,167

        Each non-employee director receives 1,000 restricted shares of Textron common stock upon joining the Board. Except in the case of the director's death or disability, or a change in control of Textron, the director may not sell or transfer the shares until he or she has completed all of his or her successive terms as a director and at least five years of Board service.

(1)
Includes 1,994,407 shares of restricted stock, 857,542 of which have been granted but have not yet vested.

(2)
Represents unvested shares of previously granted restricted stock.

Employment Contracts and Change In Control Arrangements

        The officers named in the Summary Compensation Table have employment contracts with Textron that provide for a three-year initial term, with a one-year renewal provision. The contracts provide for specified levels of severance protection based on the reason for termination, including change in control, irrespective of the remaining term of the agreements. The contracts provide excise tax protection for change in control terminations. The contracts provide that base salary will not be reduced and the officers will remain eligible for participation in Textron's executive compensation and benefit plans during the term of the contracts.

        Certain benefit plans and arrangements in which the officers named in the Summary Compensation Table participate have provisions that will apply in the event of a change in control of Textron. Generally, a "change in control" under the plans will occur upon: (i) any non-Textron person or group becoming (other than by acquisition from Textron or a related company) the beneficial owner of more than 30% of the then outstanding voting stock of Textron, (ii) during any two-year period, directors elected or nominated by the Board ceasing to constitute a majority thereof, (iii) shareholder approval of a merger or consolidation of Textron with any other corporation, other than a merger or consolidation in which the voting securities of Textron would continue to represent more than 50% of the combined voting power of the voting securities of Textron or such surviving entity, or (iv) shareholder approval of a plan of complete liquidation of Textron or an agreement for the sale or disposition by Textron of all or substantially all of its assets. The Survivor Benefit Plan provides that, upon a change in control, certain assets (generally, paid up life insurance in a face amount equal to two times the base salary of an active or former officer) will be transferred to each active or former executive or beneficiary. The Supplemental Benefits Plan and the Deferred Income Plan provide that, in the event of a change in control of Textron, the amounts accrued under such plans will become payable immediately. The Annual Incentive Compensation Plan establishes minimum incentive compensation awards for the fiscal year in which the change in control occurs. The Textron 1990, 1994 and 1999 Long-Term Incentive Plans provide that, in the event of a change in control of Textron, outstanding options will become exercisable immediately and in full, and the stated value of all outstanding performance share units will be deemed earned and will be payable immediately and in full in the event of a change in control of Textron. The Supplemental Retirement Plan for Textron Key Executives provides that, in the event of a change in control of Textron, participants will be fully vested. The Textron Savings Plan provides for full vesting of the accounts of participants whose employment ends within two years after a change in control of Textron. The Textron Master Retirement Plan provides that: (i) if the plan is terminated within three years after a change in control of Textron, surplus assets will be applied to increase the benefits of active participants up to maximum limits provided by the Internal Revenue Code, and (ii) in the event of a plan merger, consolidation or transfer within three years after such a change in control, the vested accrued benefit of each affected individual will be increased as provided in item (i), will be fully vested, and will be satisfied through the purchase of a guaranteed annuity contract. Mr. Campbell's and Mr. French's restricted stock awards are payable immediately in the event of a change in control of Textron.

Transactions with Management and Others

        AXA Corporate Solutions Assurance, an affiliate of AXA Financial, Inc., which currently is the beneficial holder of more than 5% of the outstanding shares of Textron common stock, is one of the participating underwriters of Textron's aviation insurance program. AXA underwrites 3% of the program, which runs from April 1, 2004 to April 1, 2005, and during fiscal year 2004, was paid a premium of $1,215,000 by Textron for such coverage. AXA is expected to renew its participation under the program on April 1, 2005 for between 3% and 5% of the program for a premium to be determined at that time based on the level of participation and market factors.

        During fiscal year 2004, Alliance Sanford Bernstein, also an affilate of AXA Financial, was engaged by the Textron Master Trust to manage its large cap value equity portfolio. The portfolio had a market value of approximately $273 million as of December 31, 2004. Alliance Sanford Bernstein received fees of approximately $1.0 million from the trust for its services during fiscal year 2004. During fiscal year 2005, fees paid to Alliance Sanford Bernstein are expected to be approximately $1.1 million.

PERFORMANCE GRAPH

        Set forth below is a stock performance graph which shows the change in market value of $100 invested on December 31, 1999, in Textron common stock, Standard & Poor's 500 Stock Index and a peer group index. The cumulative total shareholder return assumes dividends are reinvested. Textron is a global, multi-industry company with operations in five business segments — Bell, Cessna, Fastening Systems, Industrial and Finance. The peer group consists of 17 companies in comparable industries in the following Standard & Poor's 500 price index industry groups: aerospace/defense — The Boeing Company, General Dynamics Corporation, Lockheed Martin Corporation and Northrop Grumman Corporation; auto parts & equipment — ITT Industries, Inc.; defense electronics — Raytheon Company; diversified machinery — Dover Corporation; diversified manufacturing — Crane Co., Honeywell International, Inc., Illinois Tool Works Inc., Johnson Controls Inc., Tyco International LTD. and United Technologies Corporation; electrical equipment — Rockwell International Company; specialized manufacturing — Millipore Corporation, Pall Corp. and Parker Hannifin Corp. The companies in the indices are weighted by market capitalization.

	Dec. 31, 1999	Dec. 31, 2000	Dec. 31, 2001	Dec. 31, 2002	Dec. 31, 2003	Dec. 31, 2004

Textron Inc.	$100.00	$62.16	$56.89	$60.78	$83.38	$110.20
S&P 500	$100.00	$123.48	$113.43	$82.62	$109.84	$130.24
Peer Group	$100.00	$90.89	$80.09	$62.39	$80.29	$89.02

RATIFICATION OF APPOINTMENT OF INDEPENDENT AUDITORS

        The Audit Committee has appointed the firm of Ernst & Young LLP to audit Textron's consolidated financial statements for 2005, and recommends to the shareholders ratification of the appointment of Ernst & Young LLP as independent auditors for 2005. If this resolution is defeated, the Audit Committee will reconsider its selection. A representative of Ernst & Young LLP will be present at the annual meeting, will have the opportunity to make a statement and will be available to respond to appropriate questions.

Fees to Independent Auditors

        The following table presents fees billed for professional services rendered by Ernst & Young LLP for the audit of Textron's annual financial statements, the reviews of the financial statements in Textron's Form 10-Q, and other services in connection with statutory and regulatory filings and engagements for 2004 and 2003 and fees billed in 2004 and 2003 for audit-related services, tax services and all other services rendered by Ernst & Young LLP.

	2004	2003
Audit Fees	$12,443,000	$8,721,000
Audit-Related Fees(1)	$795,000	$885,000
Tax Fees(2)	$1,045,000	$971,000
All Other Fees(3)	$0	$3,000

(1)
Audit-related fees include fees for employee benefit plan audits, due diligence relating to acquisitions and dispositions, attest services not required by statute or regulation, and consultations concerning financial accounting and reporting matters not classified as audit. The amount shown for 2003 has been changed from the amount shown in Textron's 2004 proxy statement to include $421,000 of fees which were inadvertently omitted.

(2)
Tax fees include fees for tax services relating to consultations, compliance, dispositions, and expatriate services.

(3)
All other fees include fees for services relating to government contract and miscellaneous services.

        Under the Audit and Non-Audit Services Pre-Approval Policy adopted by the Audit Committee, all audit and non-audit services to be performed by the independent auditor for Textron require pre-approval by the Audit Committee. The Audit Committee may delegate pre-approval authority to one or more of its members. Any pre-approvals pursuant to delegated authority shall be reported to the Audit Committee at its next scheduled meeting. The Audit Committee cannot delegate pre-approval authority to management.

        All audit-related services, tax services and other services for 2004 were pre-approved by the Audit Committee, which determined that such services would not impair the independence of the auditor and are consistent with the Securities and Exchange Commission's rules on auditor independence.

        The Board of Directors recommends a vote FOR ratification of the appointment of Ernst & Young LLP (Item 2 on the proxy card).

SHAREHOLDER PROPOSALS

Shareholder Proposal Relating to Board Chair and CEO Separation

        Mercy Consolidated Asset Management Program, Dominican Sisters of Hope, The Sisters of St. Francis of Philadelphia, Trillium Asset Management Corporation, Sisters of Charity, BVM, and the General Board of Pension and Health Benefits of the United Methodist Church have notified Textron that they intend to propose the following resolution at the 2005 annual meeting of shareholders (the addresses of, and the number of shares held by, each of the proponents can be obtained upon request from Textron's corporate secretary):

        RESOLVED:    The shareholders of Textron Corporation (the "Company") request that the Board of Directors establish a policy of separating the roles of Board Chair and Chief Executive Officer (CEO) whenever possible, so that an independent director who has not served as an executive officer of the Company serves as Chair of the Board of Directors.

        This proposal shall not apply to the extent that compliance would necessarily breach any contractual obligations in effect at the time of the 2005 shareholder meeting.

SUPPORTING STATEMENT

        We believe that having an independent Board Chair – separate from the CEO – reflects principles of sound business practice and corporate governance and is in the best interest of shareholders. The primary purpose of the Board of Directors is to protect shareholders' interests by providing independent oversight of management and the CEO. The board gives strategic direction and guidance to our Company. The Board can better fulfill both obligations by separating the roles of Chair and CEO. An independent Chair will enhance investor confidence in our Company and strengthen the integrity of the Board of Directors.

        A separation of the Chair and CEO could more effectively address a number of challenges faced by our Company. For example, companies are faced with ethical and legal challenges arising from diverse cultures and political and economic contexts. Today, management must address issues that include human rights, workers' right to organize and bargain collectively, non-discrimination in the workplace, careful use of the environment and sustainable community development.

        A more independent structure can also help the Board to address complex policy issues facing our Company as the international social, cultural and political context within which it operates changes. We believe companies need to formulate policies to reduce risk to reputation in the global marketplace. Our Company should be in a position to assure shareholders that its employees are treated fairly, sustainable environmental standards are in force and human rights standards are upheld wherever our Company does business in the global economy.

        Many respected institutions recommend such separation. For example, CalPERS' Corporate Core Principles and Guidelines state: "the independence of a majority of the Board is not enough" and that "the leadership of the board must embrace independence, and it must ultimately change the way in which directors interact with management."

        In order to ensure that our Board can provide the proper strategic direction for our Company with greater independence and accountability, we urge a vote FOR this resolution.

        The Board of Directors recommends a vote AGAINST the adoption of this shareholder proposal.

        The Board feels strongly that this proposal is contrary to the best interests of Textron, its shareholders and employees.

        The Board, which includes twelve independent, non-management directors among its thirteen members, believes that the current practice of combining the positions of Chairman of the Board and Chief Executive Officer serves the best interests of Textron and its shareholders at this time, but the Board does not believe that there should be a set policy. The Board will review, at least once every two years, whether combining these positions continues to serve the best interest of Textron and its shareholders.

        The Board believes it is important that it has the discretion to act in the best interests of shareholders in response to the existing circumstances at any point in time. The proposal would deprive the Board of its flexibility to organize its functions and conduct its business in the manner it deems most efficient.

        The Board believes its independence is not compromised by having a single person serve as Chairman and CEO. The functions of the Board are carried out by the full Board, and when delegated, by the Board committees, with each director being a full and equal participant. The independent Board members meet in an executive session at each regularly scheduled Board meeting, presided over, on a rotating basis, by the Chairs of the Audit Committee, Nominating and Corporate Governance Committee and Organization and Compensation Committee, each of whom is an independent director.

        The Board is committed to high standards of corporate governance and has adopted The Corporate Governance Guidelines that are posted on Textron's website. These guidelines were designed in part, to ensure the independence of the Board and include a formal process for the evaluation of CEO performance by all independent Board members. The evaluation is used by the Organization and Compensation Committee as a basis to recommend the compensation of the CEO, which is approved by all independent Board members. In addition, the Organization and Compensation Committee, the Audit Committee and the Nominating and Corporate Governance Committee are composed entirely of independent directors. Each of these committees' charters provides that the committee may seek the counsel of independent advisors, and during 2004, each of the committees engaged independent advisors.

        The Board believes that the company's corporate governance structure, with its emphasis on independence, makes it unnecessary to have an absolute requirement that the Chairman of the Board be an independent director. The Board further believes that adopting such a rule would only serve to place limits on the Board's ability to select the director it believes best suited to serve as Chairman of the Board.

        Accordingly, the Board of Directors recommends a vote AGAINST this proposal (Item 3 on the proxy card).

Shareholder Proposal Relating To Performance-Based Options

        The Sheet Metal Workers' National Pension Fund, whose address and number of shares held can be obtained upon request from the Office of the Secretary of Textron, has notified Textron that it intends to propose the following resolution at the 2005 annual meeting of shareholders:

        Resolved:    That the shareholders of Textron, Inc. (the "Company") request that the Compensation Committee of the Board of Directors adopt a policy that a significant portion of future stock option grants to senior executives shall be performance-based. Performance-based options are defined as follows: (1) indexed options, in which the exercise price is linked to an industry or well-defined peer group index; (2) premium-priced stock options, in which the exercise price is set above the market price on the grant date; or (3) performance-vesting options, which vest when a performance target is met.

        Supporting Statement:    As long-term shareholders of the Company, we support executive compensation policies and practices that provide challenging performance objectives and serve to motivate executives to enhance long-term corporate value. We believe that standard fixed-price stock option grants can and often do provide levels of compensation well beyond those merited, by reflecting stock market value increases, not performance superior to the company's peer group.

        Our shareholder proposal advocates performance-based stock options in the form of indexed, premium-priced or performance-vesting stock options. With indexed options, the option exercise price moves with an appropriate peer group index so as to provide compensation value only to the extent that the company's stock price performance is superior to the companies in the peer group utilized. Premium-priced options entail the setting of an option exercise price above the exercise price used for standard fixed-price options so as to provide value for stock price performance that exceeds the premium option price. Performance-vesting options encourage strong corporate performance by conditioning the vesting of granted options on the achievement of demanding stock and/or operational performance measures.

        Our shareholder proposal requests that the Company's Compensation Committee utilize one or more varieties of performance-based stock options in constructing the long-term equity portion of the senior executives' compensation plan. The use of performance-based options, to the extent they represent a significant portion of the total options granted to senior executives, will help place a strong emphasis on rewarding superior corporate performance and the achievement of demanding performance goals.

        Leading investors and market observers, such as Warren Buffet and Alan Greenspan, have criticized the use of fixed-price options on the grounds that they all to often reward mediocre or poor performance. The Conference Board's Commission on Public Trust and Private Enterprise in 2002 looked at the issue of executive compensation and endorsed the use of performance-based options to help restore public confidence in the markets and U.S. corporations.

        At present, the Company does not employ performance-based stock options as defined in this proposal, so shareholders cannot be assured that only superior performance is being rewarded. Performance-based options can be an important component of a compensation plan designed to focus senior management on accomplishing long-term corporate strategic goals and superior long-term corporate performance. We urge your support for this important executive compensation reform.

        The Board of Directors recommends a vote AGAINST the adoption of this shareholder proposal.

        The Board of Directors believes that adoption of this proposal is unnecessary in that the intent and features of this proposal already exist.

        Textron agrees with the proponents' penchant toward performance-oriented long-term incentives. Textron's current long-term incentive structure for senior executives provides at least 50% of the long-term earnings opportunity in the form of a performance-based vehicle that is based on the achievement of multi-year financial and strategic performance goals.

        Although Textron's stock option grants are not currently performance-based, they comprise 25% or less of the total long-term incentive opportunity provided to senior executives. Textron has chosen three long-term incentive components to balance the impact that various incentive vehicles have on executive behavior.

        Textron's long-term incentive structure has been carefully designed to ensure that senior management interests are fully aligned with shareholder interests. At least half of every senior executive's long-term incentive opportunity is performance-based; thus if senior management does not achieve performance goals they could lose over half of their long-term incentive opportunity. In this way, Textron places a significant emphasis on ensuring that only superior performance is being rewarded. While our long-term incentive design does not currently include performance-based stock options as an element, we believe that by limiting the stock option portion of long-term incentive opportunity to 25% or less, combined with the strong emphasis on achievement of performance goals through our performance share unit program (as described above) results in executives having an appropriately calibrated amount of earnings potential should the share price appreciate.

        While the Board agrees with the proposal's intent and objectives, it believes that current programs already in place address these points and feels that adoption of this proposal is unnecessary.

        Accordingly, the Board of Directors recommends a vote AGAINST the proposal (Item 4 on the proxy card).

OTHER MATTERS TO COME BEFORE THE MEETING

        The Board of Directors does not know of any matters which will be brought before the meeting other than those specifically set forth in the notice thereof. If any other matter properly comes before the meeting, it is intended that the persons named in and acting under the enclosed form of proxy or their substitutes will vote thereon in accordance with their best judgment.

SHAREHOLDER PROPOSALS AND OTHER MATTERS FOR 2006 ANNUAL MEETING

        Shareholder proposals intended to be presented at the 2006 annual meeting of shareholders must be received by Textron on or before November 17, 2005, for inclusion in the proxy statement and form of proxy relating thereto. Textron's By-Laws contain provisions which impose certain additional requirements upon shareholder proposals.

        In order for a shareholder to bring other business before a shareholder meeting, timely notice must be received by Textron in advance of the meeting. Under Textron's By-Laws, such notice must be received not less than 90 nor more than 120 days before the anniversary date of the immediately preceding annual meeting of shareholders (but if the annual meeting is called for a date that is not within 30 days of the anniversary date, then the notice must be received within 10 days after notice of the meeting is mailed or other public disclosure of the meeting is made) or between December 28, 2005, and January 28, 2006, for the 2006 annual meeting. The notice must include a description of the proposed business, the reasons therefor, and other specified matters. These requirements are separate from and in addition to the requirements a shareholder must meet to have a proposal included in Textron's proxy statement. These time limits also apply in determining whether notice is timely for purposes of rules adopted by the Securities and Exchange Commission relating to the exercise of discretionary voting authority by Textron.

By order of the Board of Directors,

Frederick K. Butler
 Vice President Business Ethics and
Corporate Secretary

March 18, 2005

        YOUR VOTE IS IMPORTANT. WHETHER OR NOT YOU PLAN TO ATTEND THE MEETING IN PERSON, PLEASE VOTE YOUR PROXY VIA INTERNET OR TELEPHONE (SEE ENCLOSED PROXY CARD) OR FILL IN, SIGN, DATE AND RETURN THE ACCOMPANYING PROXY CARD IN THE ENVELOPE PROVIDED.

Appendix A

Independence of Directors

        Generally.    No more than three of the Directors will not be independent Directors as such term is defined in the listing standards of the Company and the NYSE as set forth below.

        Definition of "Independence".    Under the NYSE standards, no Director qualifies as "independent" unless the Board of Directors affirmatively determines that the Director has no material relationship with the Company (either directly or as a partner, shareholder or officer of an organization that has a relationship with the Company). In addition, a Director is not independent if:

  (a)
  the Director is, or has been within the last three years, an employee of the Company, or an immediate family member is, or has been within the last three years, an executive officer of the Company;

  (b)
  the Director has received, or has an immediate family member who has received, during any twelve-month period within the last three years, more than $100,000 in direct compensation from the Company, other than Director and committee fees and pension or other forms of deferred compensation for prior service (provided such compensation is not contingent in any way on continued service);

  (c)
  (i) the Director or an immediate family member is a current partner of a firm that is the Company's internal or external auditor; (ii) the Director is a current employee of such a firm, (iii) the Director has an immediate family member who is a current employee of such a firm and who participates in the firm's audit, assurance or tax compliance (but not tax planning) practice; or (iv) the Director or an immediate family member was within the last three years (but is no longer) a partner or employee of such a firm and personally worked on the Company's audit within that time;

  (d)
  the Director or an immediate family member is, or has been within the last three years, employed as an executive officer of another company where any of the Company's present executives at the same time serves or served on that company's compensation committee; and

  (e)
  the Director is a current employee, or an immediate family member is a current executive officer, of a company that has made payments to, or received payments from, the Company for property or services in an amount which, in any of the last three fiscal years exceeds the greater of $1 million and 2% of such other company's consolidated gross revenues.

        Categorical Standards of Independence.    The Board of Directors has determined that the following relationships will not be considered material relationships that would impair a Director's independence:

I.     Business Relationships.

  (a)
  The Company does business with a Director's business affiliate or the business affiliate of an immediate family member of a Director for goods or services, or other contractual arrangements, in the ordinary course of business and on substantially the same terms as those prevailing at the time for comparable transactions with non-affiliated persons and the annual revenues or purchases from such business affiliate are less than the greater of $500,000 and 1% of such person's consolidated gross revenues;

  (b)
  A company (of which a Director or an immediate family member is an officer) does business with the Company and the annual sales to, or purchases from, the Company during such other

A-1

    company's preceding fiscal year are less than the greater of $500,000 and 1% of the gross annual revenues of such other company;

  (c)
  A law firm of which a Director or an immediate family member is a partner or of counsel performs legal services for the Company, the Director or the immediate family member does not personally perform any legal services for the Company, and the annual payments to such law firm are less than the greater of $500,000 and 1% of such law firm's consolidated gross revenues;

  (d)
  An investment bank or consulting firm of which a Director or an immediate family member is a partner or of counsel performs investment banking or consulting services for the Company, the Director or the immediate family member does not personally perform any investment banking or consulting services for the Company and the annual payments to such investment bank or consulting firm are less than the greater of $500,000 and 1% of such investment bank's or consulting firm's consolidated gross revenues; and

  (e)
  The Director serves on a regularly constituted advisory board of the Company, for which such Director receives standard fees of no more than $50,000 per annum.

II.    Relationships with Not-for-Profit Entities.

  (a)
  A foundation, university or other not-for-profit organization of which a Director or immediate family member is an officer, director or trustee receives from the Company contributions in an amount which does not exceed the greater of $100,000 and 1% of the not-for profit organization's aggregate annual charitable receipts during the entity's preceding fiscal year. (The Company's automatic matching of employee charitable contributions are not included in the Company's contributions for this purpose.)

        Definition of "Immediate Family Member."    For purposes of the independence standards described above, an "immediate family member" includes a person's spouse, parents, children, siblings, mothers and fathers-in-law, sons and daughters-in-law, brothers and sisters-in-law, and anyone (other than domestic employees) who shares such person's home. When applying the "look-back" provisions above, the Company need not consider individuals who are no longer immediate family members as a result of legal separation or divorce, or those who have died or become incapacitated.

        Standard of Independence for Audit Committee Membership.    Also, under NYSE and Securities Exchange Commission requirements, to be considered independent for purposes of serving on the Audit Committee, a Director may not directly or indirectly, other than in his or her capacity as a member of the Board or any of its Committees, accept any compensatory fee from Textron or any of its subsidiaries or be an affiliated person of the Company or any of its subsidiaries.

        Director Disclosure and Board Determination.    Each Director is required to disclose to the Company certain relationships between and among that Director, the Company, and senior management of the Company in order to allow for an appropriate determination of that Director's independence. Each Director shall promptly disclose to the Secretary of the Board, who will then notify the Chairman of the Board and the Chair of the Nominating and Corporate Governance Committee with respect to, any change in circumstances that may affect his or her independence.

        The determination that a Director is independent or eligible to serve on the Audit Committee shall be made by the Board following a review of all relevant information and a recommendation by the Nominating and Corporate Governance Committee; such determination shall be made by the Board at least annually and at the next Board meeting after the Board receives information from or in connection with a Director indicating a significant change in information previously received.

A-2

Appendix B

TEXTRON INC.

AUDIT COMMITTEE CHARTER
(As amended, effective February 23, 2005)

        The Audit Committee of the Board of Directors of Textron Inc. (the "Committee") shall consist of no fewer than three members. All members of the Committee shall be independent directors and shall satisfy the independence standards established by the New York Stock Exchange and the Securities Exchange Commission (the "SEC") and shall be financially literate. At least one member of the Committee shall be an "audit committee financial expert" as defined by the SEC. No Committee member shall simultaneously serve on the audit committees of more than two other public companies, unless the Board of Directors determines that such service would not impair the member's ability to effectively serve on the Audit Committee. The members of the Committee shall be appointed by the Board of Directors upon recommendation of the Nominating and Corporate Governance Committee and may be removed by the Board of Directors in its discretion.

        The purpose of the Committee shall be to (a) assist Board of Directors oversight of (i) the integrity of the Company's financial statements, (ii) the Company's compliance with legal and regulatory requirements, (iii) the independent auditor's qualifications and independence, and (iv) the performance of the Company's internal audit function and independent auditor, and (b) prepare the report SEC rules require be included in the Company's annual proxy statement.

        In furtherance of this purpose, the Committee shall have the following duties and responsibilities:

  1.
  To be directly responsible for the appointment, compensation, retention and oversight of the work of any registered public accounting firm engaged (including resolution of disagreements between management and the auditor regarding financial reporting) for the purpose of preparing or issuing an audit report and performing other audit, review or attest services for the Company, including the authority to retain or to terminate the outside auditor. The independent auditor shall report directly to the Committee. The Committee shall pre-approve all auditing services (which may entail providing comfort letters in connection with securities underwritings), and all non-audit services provided to the Company by the Company's independent auditor, subject to a de minimis exception as set forth by the SEC.

  2.
  To, at least annually, obtain and review a report by the independent auditor describing: the firm's internal quality-control procedures; any material issues raised by the most recent internal quality-control review, or peer review, of the firm, or by any inquiry or investigation by governmental or professional authorities, within the preceding five years, respecting one or more independent audits carried out by the firm, and any steps taken to deal with any such issues, and (to assess the auditor's independence) all relationships between the independent auditor and the Company.

  3.
  To discuss the annual audited financial statements and quarterly financial statements with management and the independent auditor, including the Company's disclosures under "Management's Discussion and Analysis of Financial Condition and Results of Operations", and recommend to the Board of Directors whether the audited financial statements should be included in the Company's Form 10-K.

B-1

  4.
  To discuss with the independent auditor (i) all critical accounting policies and practices to be used, (ii) all alternative treatments of financial information within GAAP for policies and practices related to material items that have been discussed with management, the ramifications of such alternative disclosures and treatments, and the accounting treatment "preferred" by the independent auditor and (iii) any other material written communications with management, such as a management letter or schedule of unadjusted differences.

  5.
  To discuss earnings press releases, as well as financial information and earnings guidance provided to analysts and ratings agencies with management and the independent auditor, as appropriate.

  6.
  To engage outside advisors, including counsel, as it determines necessary to carry out is duties and approve appropriate funding and retention terms, as determined by the Committee.

  7.
  To discuss policies with management and the independent auditor, as appropriate, with respect to risk assessment and risk management, including the Company's major financial risk exposures and the steps management has taken to monitor and control such exposures.

  8.
  To meet separately, periodically, with management, with internal auditors and with independent auditors, provided that with respect to the internal auditors and independent auditors, such meetings shall occur at least quarterly.

  9.
  To review with the independent auditor any audit problems or difficulties and management's response, including any restrictions on the scope of the independent auditor's activities or on access to requested information, and any significant disagreements with management.

  10.
  To set clear hiring policies for employees or former employees of the independent auditors.

  11.
  To report regularly to the Board of Directors, including review of any issues that arise with respect to the quality or integrity of the Company's compliance with legal or regulatory requirements, the performance and independence of the Company's independent auditors, or the performance of the internal audit function.

  12.
  To establish procedures for the receipt, retention and treatment of complaints received by the Company regarding accounting, internal accounting controls, or auditing matters, and the confidential, anonymous submission by employees of concerns regarding questionable accounting or auditing matters.

        The Committee shall provide for appropriate funding, as determined by the Committee, for payment of compensation to the independent auditor for the purpose or preparing or issuing an audit report or performing other audit, review or attest services for the Company and to any advisors employed by the Committee, and for ordinary administrative expenses of the Committee that are necessary or appropriate in carrying out its duties.

        The Committee may, in its sole discretion, delegate any of its duties and responsibilities to subcommittees. The Committee may, in its sole discretion, delegate to one or more of its members the authority to pre-approve any audit or non-audit services to be performed by the independent auditor, provided that any such approvals are reported to the Committee at its next scheduled meeting.

        The Committee shall conduct an annual performance evaluation of the Committee and shall review at least annually the adequacy of this charter and recommend any proposed changes to the Board of Directors for approval.

B-2

Annual Meeting of
Textron Shareholders

Wednesday, April 27, 2005, 11:00 a.m.

The Rhode Island Convention Center
One Sabin Street
Providence, Rhode Island

IMPORTANT NOTICE

YOUR VOTE IS IMPORTANT. PLEASE COMPLETE, VOTE, SIGN, DATE AND RETURN YOUR PROXY, OR SUBMIT YOUR VOTE BY INTERNET OR BY TELEPHONE AS SOON AS POSSIBLE. BY DOING SO, YOU MAY SAVE TEXTRON THE EXPENSE OF ADDITIONAL SOLICITATION.

FOLD AND DETACH HERE

TEXTRON INC.

Proxy Solicited on Behalf of the Board of Directors for Annual Meeting of Shareholders, April 27, 2005

The undersigned hereby appoint(s) Lewis B. Campbell, Terrence O'Donnell and Frederick K. Butler, or any one of them, attorneys with full power of substitution and revocation to each, for and in the name of the undersigned with all the powers the undersigned would possess if personally present, to vote the shares of the undersigned in Textron Inc. as indicated on the proposals referred to on the reverse side hereof at the annual meeting of its shareholders to be held April 27, 2005, and at any adjournments thereof, and in their or his discretion upon any other matter which may properly come before said meeting.

This card also constitutes voting instructions to the trustees under the Textron savings plans to vote, in person or by proxy, the proportionate interest of the undersigned in the shares of Common Stock of Textron Inc. held by the trustees under the plans, as described in the proxy statement.

                    (Change of Address/Comments)

                    (If you have written in the above space, please mark the corresponding box on the reverse side of this card.)

                                    SEE REVERSE
                                    SIDE

Annual Meeting of
Textron Shareholders

Wednesday, April 27, 2005, 11:00 a.m.

The Rhode Island Convention Center
One Sabin Street
Providence, Rhode Island

You can submit your proxy by mail, by telephone or through the Internet.
Please use only one of the three response methods.

BY MAIL	BY TELEPHONE	THROUGH THE INTERNET
Mark, sign and date your proxy card and return it in the enclosed envelope to: Wachovia Bank, N.A. Attn: Proxy Tabulation NC-1153 P.O. Box 217950 Charlotte, NC 28254-3555	Or	(Available only until 5:00 pm EDST
on April 24, 2005)
Call toll free 1-866-209-1705 on
any touch-tone telephone to authorize
the voting of your shares. You may
call 24 hours a day, 7 days a week.
You will be prompted to follow
simple instructions.	Or	(Available only until 5:00 pm EDST
on April 24, 2005)
Access the website at
 https://www.proxyvotenow.com/txt
to authorize the voting of your shares.
You may access the site 24 hours a day, 7 days a week. You will be prompted to follow simple instructions.

If you want to receive your proxy materials electronically in the future, please vote your shares and sign up for electronic delivery through the Internet.

If you vote by telephone or through the Internet, please DO NOT mail back this proxy card.

FOLD AND DETACH HERE

☒
Please mark your
votes as in this
example.

This proxy, when properly signed, will be voted as directed by the undersigned shareholder(s). If no direction is made, this proxy will be voted FOR the nominees listed below, FOR proposal 2 and AGAINST proposals 3 and 4, or if the card constitutes voting instructions to a savings plan trustee, the trustee will vote as described in the proxy statement.

The Board of Directors recommends that you vote FOR the nominees listed below and FOR proposal 2.

		FOR*	WITHHELD FROM ALL	NOMINEES:			FOR	AGAINST	ABSTAIN
1.	Election of Directors	☐	☐	(01) H. Jesse Arnelle (02) Paul E. Gagné (03) Dain M. Hancock (04) Thomas B. Wheeler	2.	Ratification of appointment of independent auditors	☐	☐	☐
* Except vote withheld from the following nominee(s):
				Change of address/comments on reverse side ☐

The Board of Directors recommends that you vote AGAINST proposals 3 and 4.

		FOR	AGAINST	ABSTAIN
3.	Shareholder proposal relating to Board Chair and CEO Separation	☐	☐	☐
4.	Shareholder proposal relating to Performance-Based Options	☐	☐	☐	Please sign exactly as name(s) appear on the reverse side. Joint owners should each sign. When signing as attorney, executor, administrator, trustee or guardian, please give full title as such.

SIGNATURE(S)	DATE

QuickLinks

CONTENTS
ELECTION OF DIRECTORS
SECURITY OWNERSHIP OF CERTAIN BENEFICIAL HOLDERS
SECURITY OWNERSHIP OF MANAGEMENT
SECTION 16(a) BENEFICIAL OWNERSHIP REPORTING COMPLIANCE
REPORT OF THE AUDIT COMMITTEE
REPORT OF THE ORGANIZATION AND COMPENSATION COMMITTEE ON EXECUTIVE COMPENSATION
EXECUTIVE COMPENSATION
PERFORMANCE GRAPH
RATIFICATION OF APPOINTMENT OF INDEPENDENT AUDITORS
SHAREHOLDER PROPOSALS
OTHER MATTERS TO COME BEFORE THE MEETING
SHAREHOLDER PROPOSALS AND OTHER MATTERS FOR 2006 ANNUAL MEETING
  Appendix A
  Appendix B
AUDIT COMMITTEE CHARTER (As amended, effective February 23, 2005)